Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

New Source Energy Partners L.P.

Oklahoma City, Oklahoma

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated October 17, 2012, relating to (i) the carve-out financial statements of the Properties to be Contributed to New Source Energy Partners L.P. and (ii) the balance sheet of New Source Energy Partners L.P. as of October 2, 2012 (date of inception) which appear in New Source Energy Partners L.P.’s Registration Statement on Form S-1 (No 333-185754).

/s/ BDO USA, LLP

Houston, TX

February 13, 2013